Exhibit 5.1

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300 East Lombard Street, 18th Floor

Baltimore, MD 21202-3268

TEL 410.528.5600

FAX 410.528.5650

www.ballardspahr.com

October 3, 2017

Spirit Realty Capital, Inc.

2727 N. Harwood Street

Suite 300

Dallas, Texas 75201

Re:

Spirit Realty Capital, Inc., a Maryland corporation (the “Company”) – Issuance and sale of up to 6,900,000 shares (the “Shares”) of 6.000% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of the Company pursuant to a Registration Statement on Form S-3 (Registration No. 333-220618) originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about September 25, 2017 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company under the Registration Statement. You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

i.

the corporate charter of the Company (the “Charter”) represented by Articles of Restatement filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on August 21, 2013, Articles of Amendment filed with the SDAT on May 13, 2014, Articles Supplementary filed with the SDAT on March 3, 2017 and Articles Supplementary filed with the SDAT on October 2, 2017 (the “Series A Articles Supplementary”);

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BALLARD SPAHR LLP

Spirit Realty Capital, Inc.

October 3, 2017

ii.	the Fifth Amended and Restated Bylaws of the Company, dated as of August 10, 2017 (the “Bylaws”);

iii.

resolutions adopted by the Board of Directors of the Company (the “Board”), or a duly authorized committee thereof, on or as of September 16, 2017 and September 26, 2017 (collectively, the “Directors’ Resolutions”);

iv.	the Registration Statement and the final prospectus supplement dated September 26, 2017, and the final base prospectus dated September 26, 2017;

v.

a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland;

vi.

a certificate of one or more officers of the Company, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the copies of the Charter, the Bylaws and the Directors’ Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect as of the date of the Officers’ Certificate, and certifying as to the manner of adoption of the Directors’ Resolutions; and

vii.	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

    In reaching the opinions set forth below, we have assumed the following:

a.	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

b.	each natural person executing any of the Documents is legally competent to do so;

c.

any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

BALLARD SPAHR LLP

Spirit Realty Capital, Inc.

October 3, 2017

d.	the Officers’ Certificate and all other certificates submitted to us are true and correct, both when made and as of the date hereof; and

e.

none of the Shares will be issued or transferred in violation of any of the ownership or transfer restrictions or limitations contained in the Charter (including, without limitation, the Series A Articles Supplementary).

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.

The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company, and when such Shares are issued and delivered by the Company in exchange for the consideration therefor, as provided in the Directors’ Resolutions, such Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

BALLARD SPAHR LLP

Spirit Realty Capital, Inc.

October 3, 2017

We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,